EXHIBIT 10.2

                                EARNOUT AGREEMENT

            THIS EARNOUT AGREEMENT (this "Agreement") dated as of February 10, 2006, is entered into by and among New Frontier Media, Inc, a Colorado corporation (the "Company"), Marc Laurence Greenberg, an individual ("Greenberg"), Richard B. Goldberg, an individual ("Goldberg"), Marc Laurence Greenberg Trust dated May 11, 2001, and Goldberg Family Trust dated June 15, 2001 (collectively, the "Trusts") (the Trusts are referred to herein from time to time in the singular as a "Seller, and collectively as the "Sellers" and Greenberg and Goldberg are referred to collectively as the "Employees").

                                    RECITALS

            WHEREAS, the Company, Employees, and Sellers are parties to that certain Stock Purchase Agreement dated as of February 6, 2006 (the "Purchase Agreement"); and

            WHEREAS, the Employees are parties to certain employment agreements with the Company dated as of even date hereof (the "Employment Agreements"); and

            WHEREAS, the Company has agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Company, (i) 100% of the capital stock of MRG Entertainment, Inc., a California corporation, and (ii) 100% of the capital stock of Lifestyles Entertainment, Inc., a California corporation (collectively, the "Shares"), on the terms and conditions set forth in the Purchase Agreement; and

            WHEREAS, the Purchase Agreement provides for a purchase price of up to Twenty-Two Million Dollars ($22,000,000) for the Shares, consisting of, among other consideration, an aggregate cash amount of up to Two Million Dollars ($2,000,000) pursuant to a performance-based earnout (such earnout, up to $2,000,000, the "Earnout"); and

         WHEREAS, the parties to the Purchase Agreement have agreed that the determination of the amount and payment of the Earnout is to be in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, the parties hereto covenant and agree as follows:

                                   SECTION 1.

                           CAPITALIZED UNDEFINED TERMS

         Undefined initially capitalized terms used in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

                                   SECTION 2.

                                EARNOUT PAYMENTS
     2.1      Nature of Earnout Payments.

         (a) Subject to the terms and conditions of this Agreement, the Company shall pay to Sellers, in cash, up to an aggregate amount of $2,000,000 (such earnout payments, up to $2,000,000, the "Earnout Payments"), to be paid, if at all, as follows:

            (i) in the event the EBITDA (as hereafter defined) of the Targets for the period between and including January 1, 2006 and December 31, 2006 (the "2006 EBITDA") equals or exceeds $5,250,000, the Company shall make a one-time lump sum payment to Sellers in the amount of $666,667;

            (ii) in the event the EBITDA of the Targets for the period between and including January 1, 2007 and December 31, 2007 (the "2007 EBITDA) equals or exceeds $5,750,000, the Company shall make a one-time lump sum payment to Sellers in the amount of $666,667; and

            (iii) in the event the EBITDA of the Targets for the period between and including January 1, 2008 and December 31, 2008 (the "2008 EBITDA") equals or exceeds $6,000,000, the Company shall make a one-time lump sum payment to Sellers in the amount of $666,667.

         (b) The minimum threshold EBITDA amounts of the Targets described in Sections 2.1(a)(i), (ii) and (iii) (i.e., $5,250,000, $5,750,000 and
     $6,000,000 for 2006, 2007 and 2008, respectively) are each hereinafter referred to individually from time to time as a "Minimum EBITDA Threshold".

     2.2      Earnout Payments Partially Cumulative.

         (a) The Earnout Payments and the calculations of the bases therefor shall be partially cumulative, such that (i) in the event the Targets (A) do not achieve the Minimum EBITDA Threshold (an "EBITDA Shortfall") for 2006 or 2007, as the case may be (a "Lookback Shortfall Period"), but (B) exceed the Minimum EBITDA Threshold for a measurement period following such Lookback Shortfall Period (an "Lookback Excess Period"), then Sellers, at

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

     their option, may add the amount of the Excess EBITDA (as hereafter defined) achieved for the Lookback Excess Period to the EBITDA achieved for the preceding Lookback Shortfall Period, in order to enable Sellers to receive an EBITDA Payment for such Lookback Shortfall Period; and (ii) in the event the Targets (A) do not achieve the Minimum EBITDA Threshold for 2008, but (B) achieve Excess EBITDA for 2007, then Sellers, at their option, may add the Excess EBITDA for 2007 to the 2008 EBITDA, in order to enable Sellers to achieve an EBITDA Payment for 2008. The sum of the amount of (1) the Excess EBITDA for the applicable Lookback Excess Period or for 2007, as the case may be, and (2) EBITDA for the applicable Lookback Shortfall Period or the 2008 EBITDA, as the case may be, must equal or exceed the Minimum EBITDA Threshold for such Lookback Shortfall Period or 2008, as the case may be, in order for Sellers to receive an Earnout Payment relating to the such Lookback Shortfall Period or 2008, as applicable. Notwithstanding the foregoing, (x) only the Excess EBITDA for one Excess Period may be applied to a Lookback Shortfall Period, not to be applied to more than one such Lookback Shortfall Period; and (y) Sellers may not add any portion of any Excess EBITDA achieved in 2006 to the 2007 EBITDA or the 2008 EBITDA.


         (b) For purposes of this Agreement, "Excess EBITDA" means the amount of EBITDA in excess of the Minimum EBITDA Threshold for a measurement period identified in Section 2.1(a)(i), (ii) or (iii).

     2.3      Consideration of Other Revenues in Determining EBITDA.

         (a) For purposes of this Agreement, in the event the Targets generate revenues during a measurement period identified in Section 2.1(a)(i), (ii) or (iii) that (1) are not solely derived from the operations of the Targets, but (2) are nonetheless generated as a result of the direct assistance of one or more representatives of the Company ("Indirect Target Revenues"), the Company shall, for purposes of determining the existence or non-existence of the Minimum EBITDA Threshold for a particular measurement period, include the Indirect Target Revenues in calculating EBITDA for such measurement period; provided, however, it shall be a requirement that, any Indirect Target Revenues be substantially identifiable and quantifiable to the Company and its Auditors (as hereafter defined), in order for such Indirect Target Revenues to be included in the EBITDA calculation for the current measurement period; and further provided, any Indirect Target Revenues included in such EBITDA calculation shall be net of all related expenses in accordance with GAAP, and as otherwise determined in accordance with Section 3 of this Agreement.

         (b) In the event the Employees, in addition to performing their usual and customary duties under their Employment Agreements, originate or facilitate relationships, introductions, or other tangible or intangible items of material value to the Company in conducting its business activities (other than the business activities of the Targets) (collectively, "Additional Value Added Activities"), the compensation committee for the Company, to consist of a majority of independent

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

     directors ("Compensation Committee"), shall take into consideration, in its discretion, such Additional Value Added Activities for purposes of determining whether or not to make an Earnout Payment if and to the extent that the Minimum EBITDA Threshold is not achieved for a particular measurement period. Notwithstanding the foregoing: (i) the Company shall not have any affirmative obligation to make any additional Earnout Payment not otherwise due and payable in accordance with this Agreement; and (ii) the existence and amount of value associated with any Additional Value Added Activities shall be as determined in the sole discretion of the Compensation Committee.

     2.4 Earnout Payment Date. Subject to Section 4.2, any Earnout Payment due and owing hereunder to Sellers shall be paid within thirty (30) days after the determination of EBITDA for the current measurement period has been made in accordance with Section 3 of this Agreement (taking into account any time required for the CFO or the Audit Committee to make any adjustment based on the annual audit of the Company's financial statements).

     2.5 Pro Rata Payments. For purposes of this Agreement and with respect to any Earnout Payment due and owing to the Sellers, each Seller shall be entitled, subject to Section 4.1, to fifty percent (50%) (hereafter referred to as its "Pro Rata" share) of the amount of each such Earnout Payment.

                                   SECTION 3.

                              COMPUTATION OF EBIDTA

     3.1 Additional Definitions Pertinent to Calculation of EBITDA.


         (a) "GAAP" shall mean the then applicable United States generally accepted accounting principles, consistently applied.

         (b) "EBITDA" shall mean, as determined in accordance with GAAP in a manner consistent with the past practice of the Company, the consolidated earnings of the operations of the Targets before interest, taxes based on income, depreciation and amortization, calculated as if the Targets were being operated as corporations separate and independent from the Company, for the twelve (12) month period ending on December 31; provided, that any payments made under this Agreement shall not be taken into account in determining EBITDA; but further provided, any allocation of expenses associated with the Targets, including, without limitation, expenses of employees, benefit plans, insurance policies, taxes, discretionary bonuses (including any bonuses awarded to Employees under their Employment Agreements) and any and all other costs and expenses attributable to Targets, shall be accounted for and applied against EBITDA in a consistent manner with other affiliates of the Company, all in accordance with the Company's past practices.

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

     3.2 Determination of EBITDA. The 2006 EBITDA, 2007 EBITDA and 2008 EBITDA shall be as determined by the Company's Chief Financial Officer ("CFO") and approved by the Company's Audit Committee, which shall consist of a majority of independent directors ("Audit Committee"), based on the consolidated financial statements of the Targets for the applicable twelve (12) month period ending on December 31, as prepared by the CFO. The Company shall deliver to the Sellers a certified copy of the calculation of 2006 EBITDA, 2007 EBITDA and 2008 EBITDA, as applicable, as determined above, within 120 days following January 1, together with a written notice (the "Earnout Notice") showing the calculation of the EBITDA for the applicable year and the corresponding Earnout Payment due and owing to Sellers, if any. Notwithstanding anything contained in this Section 3.2 to the contrary, the CFO or the Audit Committee shall have the right to designate and authorize the Company's firm of certified public accountants to make the determination of 2006 EBITDA, 2007 EBITDA and/or 2008 EBITDA in connection with the determination of the existence the Minimum EBITDA Threshold for the corresponding year and shall have the right to adjust such determination based on the annual audit of the Company's financial statements (the EBITDA Calculation). The determination of the 2006 EBITDA, 2007 EBITDA and 2008 EBITDA in accordance with this Section 3.2 shall be binding upon the Company and the Sellers. Notwithstanding the foregoing, Sellers shall have the right to receive a copy of the 2006 EBITDA, 2007 EBITDA and 2008 EBITDA at the same time it is sent to the Audit Committee and shall be permitted to consult with Audit Committee, if they so choose regarding such calculations.

                                   SECTION 4.

                                 OTHER COVENANTS

     4.1 Employment Agreements; Disassociating Event; Material Adverse Effect.

         (a) Notwithstanding anything contained in this Agreement to the contrary and except as expressly provided in Section 4.1(b), a Seller shall only be entitled to its Pro Rata share of any Earnout Payment if the Employee associated with such Seller (i) is employed by a Target for the entire measurement period for which such Earnout Payment relates, and (ii) is not in violation of any provision set forth in his Employment Agreement or the Seller Noncompetition Agreement with the Company, at the time an Earnout Payment is due and owing from the Company to Sellers.

         (b) Notwithstanding Section 4.1(a):


            (i) In the event an Employee (A) dies, (B) becomes Permanently Disabled, or (C) is terminated for Cause (as such capitalized terms in subclauses (B) and (C) are defined in his Employment Agreement) during the term of this Agreement, then the Seller associated with that Employee shall not be entitled to receive any portion of any Earnout Payment and the Company shall have no further obligations under this Agreement to such Seller.

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

            (ii) Upon the occurrence of any of the events described in Section 4.1(b)(i)(A) to (C), the Seller associated with the Employee that continues to be employed by the Company shall continue to be entitled to receive its Pro Rata share of any Earnout Payments subject to and in accordance with Sections 2 and 3 earned after the date of death, Permanent Disability, or termination of the other Employee pursuant to
         Section 4.1(b)(i)(C), if the Company determines in its sole discretion that the death, Permanent Disability or termination of such Employee has not or will not cause a Material Adverse Effect (as hereafter defined) on the Company or the Targets.

            (iii) In the event both Employees die, become Permanently Disabled or are no longer employees pursuant to Section 4.1(b)(i)(C) during the term of this Agreement (or upon the occurrence of any combination of the foregoing), then neither Seller shall be entitled to any portion of any Earnout Payment after the occurrence of such events and the Company shall have no further obligations under this Agreement.

            (iv) In the event an Employee (A) is terminated by the Company without Cause (as such term is defined in his Employment Agreement) during the term of this Agreement, or (B) resigns from his employment with the Company for Good Reason (as such term is defined in his Employment Agreement) during the term of this Agreement (a "Disassociated Employee", and either such event, a "Disassociating Event"), then the Seller associated with the Disassociated Employee and the Seller associated with the Employee that continues to be employed by the Company in accordance with his Employment Agreement each shall be entitled to its respective Pro Rata share of any Earnout Payments earned after the date of such Disassociating Event, subject to and in accordance with Sections 2 and 3.

            (v) In the event both Employees are terminated by the Company without Cause or resign from their employment with the Company for Good Reason during the term of this Agreement (or upon the occurrence of a combination of the foregoing), then each Seller shall be entitled to its Pro Rata share of the full amount of the Earnout (or the remainder of the unpaid balance of the Earnout) irrespective of whether the Company achieves the Minimum EBITDA Threshold for any EBITDA measurement period contemplated by this Agreement; provided, however, the Earnout Payments shall be paid prior to February 1st of the year following the EBITDA calculation. Notwithstanding the foregoing, any Earnout Payment due and owing pursuant to this Section 4.1(b)(iv) which is attributable to a past measurement period, shall be paid within thirty (30) days of the termination or resignation of employment (without Cause or for Good Reason, as applicable) by the second such Employee.

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

            (vi) In the event either or both Employees resigns from his employment for any reason other than Good Reason, then the Company shall have no further obligations (payment or otherwise) under this Agreement to any Seller, including without limitation, any Seller associated with an Employee that continues to be employed by the Company, effective immediately from the date of termination pertaining to such Event.

         (c) For purposes of this Agreement, "Material Adverse Effect" shall mean any circumstances, change in, or effect on the Company or the Targets or their respective businesses that, when taken together with all other related circumstances, changes in or effects on the Company or the Targets or their respective businesses taken as a whole, that is materially adverse to the condition (financial or otherwise), business, prospects, results of operations, or assets of the Company or the Targets, taken as a whole.

     4.2 Offset Rights. To the extent that the Company is unable to recover first from the Escrow Amount being held under the Escrow Agreement, the Company shall have the right, subject to the limitations set forth in Article IX of the Purchase Agreement to (i) offset and/or recover payment of any Earnout Payments hereunder up to the full amount of Losses which are Finally Resolved in accordance with the provisions of the Purchase Agreement; (ii) suspend payment of any Earnout Payments hereunder in the event the Company obtains an interim award of emergency relief in accordance with Section 3(c) of one or both of the Seller Noncompetition Agreements for the duration in which such interim award for relief remains in place; and/or (iii) offset and/or recover payment of any Earnout Payments up to the full amount of any losses or damages sustained as a result of any breach of one or both of the Seller Noncompetition Agreements, as determined by a non-appealable order or judgment obtained pursuant to Section 3 of such Seller Noncompetition Agreement(s).

                                   SECTION 5.

                                  MISCELLANEOUS

     5.1 Binding Effect; Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. No Seller may assign any of its rights or obligations hereunder without the prior written approval of the Company, which consent may be withheld in the Company's sole discretion.

     5.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws principles thereunder.

     5.3 Amendments. This Agreement and its provisions may be amended, changed, waived, discharged or terminated only by a writing signed by each of the parties hereto.


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

     5.4 Notices. All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered in accordance with Section 11.3 of the Purchase Agreement.

     5.5 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request to give effect to the terms and intent of this Agreement.

     5.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements. In the event of any inconsistency or conflict between any provision of this Agreement and one or more provisions of the Purchase Agreement, the provision(s) of this Agreement shall prevail and govern

     5.7 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

     5.8 Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

     5.9 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Fax signatures shall be deemed to be originals for all purposes.

     5.10 No Third Party Beneficiary. Except as and to the extent expressly stated otherwise herein, nothing in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.

     5.11 Attorneys Fees. In any action or arbitration between the parties relating to this Agreement the enforcement of any of its terms, the prevailing parties shall in addition to any other award of damage or other remedy be entitled to its reasonable third party attorney's fees, costs and expenses as may be fixed by the court or arbitrators.


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



         IN WITNESS WHEREOF, this Earnout Agreement has been duly executed as of the date first above written.

                                            THE COMPANY:
                                            ------------

                                            NEW FRONTIER MEDIA, INC.

                                            By: /s/ Michael Weiner
                                               ------------------------
                                            Name: Michael Weiner
                                                 ----------------------
                                            Title: CEO
                                                 ----------------------

                                            SELLERS:
                                            --------

                                            MARC LAURENCE GREENBERG
                                            TRUST DATED MAY 11, 2001


                                            By: /s/ Marc L. Greenberg
                                               ------------------------
                                               Marc L. Greenberg, Trustee


                                            GOLDBERG FAMILY TRUST
                                            DATED JUNE 15, 2001


                                            By: /s/ Richard Goldberg
                                               ------------------------
                                               Richard Goldberg, Trustee


ACKNOWLEDGED AND AGREED TO:

/s/ Marc L. Greenberg
--------------------------------------
Marc Laurence Greenberg, an individual

/s/ Richard B. Goldberg
----------------------------------
Richard B. Goldberg, an individual


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